EXHIBIT 10.1
Mitek
Cash Incentive Plan

The Mitek Annual Incentive Plan (the “Plan”) applies to employees of Mitek for achievement of objectives as defined in this Plan. The Plan is designed to support the growth, profitability, and success of the organization through shared objectives and alignment with the creation of shareholder value.

Definitions

The Company: Refers to Mitek Systems Inc. and its affiliates

Plan Term: The fiscal year beginning October 1st and ending September 30th of                                      the applicable year

Plan Participant: A full time employee of the Company designated as a participant in the plan, who is not already participating in an alternative commission or incentive plan and is employed by the Company through the completion of the applicable fiscal year

Business Area: The business area, either Deposits or Identity, for which the Plan Participant is designated for participation purposes. Each participant will be assigned a primary & secondary business area for purposes of the plan

Revenue: Defined as the applicable revenue determined in accordance with generally accepted accounting principles, adjusted for acquisition-related write-downs of revenue or deferred revenue

Non-GAAP Operating Margin: Defined in accordance with generally accepted accounting principles, adjusted for: 1) acquisition-related write-downs of revenue or deferred revenue, and 2) non-cash, non-recurring or non-operational items including (but not limited to) expenses for the following: acquisition and integration, litigation, stock compensation, amortization, asset impairment charges, severance and restructuring

Individual Objectives: Assigned goals (MiCORs) as applicable for the fiscal year

Eligibility & Applicability
To be eligible for participation in the Plan, a Plan Participant must be employed by the Company through the completion of the of the fiscal year in which the plan is approved and in force.
Plan Participants who are partial year employees, either due to commencing following the start of the fiscal year or haven taken certain types of leaves of absence during the year, but who are employed by the Company through the completion of the fiscal year will be eligible to receive a pro-rated payment under the Plan. Generally, partial year employees must be employed prior to the beginning of the 4th quarter of the fiscal year to be eligible for plan participation.

Term
This Plan is effective for the fiscal year ending September 30, 2021.

Plan Structure

Each Plan Participant is eligible to earn a target incentive up to, equal to or in excess of his/her annual incentive target percentage multiplied by his/her annual base salary based upon performance against plan objectives.
Earnings under the Plan result from successful performance against a combination of two Financial Targets (Revenue and Non-GAAP Operating Income Margin targets) and against Individual Performance Objectives as applicable.
The two Financial Targets of the Plan are weighted individually and specific participation in the Plan is accordance with the following:

Director-level & Above: Achievement under the Plan is tied to the two Financial Targets (Revenue and Non-GAAP Operating Income Margin) upon which 100% of target bonus is earned at plan. The plan is structured as follows:

•80% of the target incentive shall be based upon the achievement of the Revenue component of the plan
◦Of the 80% of the target incentive related to Revenue achievement, 65% will be based upon the primary Business Area and 15% based on the secondary Business Area.
◦A minimum of 88% of the respective Revenue target must be attained for any earnings under the component to be achieved.
•20% of the target incentive shall be based upon the achievement of the Non-GAAP Operating Income Margin component of the plan.
◦A minimum of 90% of the respective Non-GAAP Operating Income Margin target must be attained for any earnings under the component to be achieved.
•Participants may achieve up to 200% of target incentive based on overachievement of plan targets.

All Other Plan Participants: Achievement under the Plan is tied to the two Financial Targets (Revenue and Non-GAAP Operating Income Margin) upon which 100% of target bonus is earned at plan. The plan is structured as follows:

•60% of the target incentive shall be based upon the achievement of the Revenue component of the plan
◦Of the 60% of the target incentive related to Revenue achievement, 50% will be based upon the primary Business Area and 10% based on the secondary Business Area.
◦A minimum of 88% of the respective Revenue target must be attained for any earnings under the component to be achieved.
•10% of the target incentive shall be based upon the achievement of the Non-GAAP Operating Income Margin component of the plan.
◦A minimum of 90% of the respective Non-GAAP Operating Income Margin target must be attained for any earnings under the component to be achieved.
•30% of the target incentive shall be based upon the achievement of Individual Objectives as determined at the sole discretion of the Company
◦A minimum of 88% of the aggregate Revenue targets must be attained for any earnings under the component to be achieved.
•Participants may achieve up to 200% of target incentive based on overachievement of plan targets.

Plan Targets	Director Level & Above	All Other Participants
Primary Business Area Revenue	65%	50%
Secondary Business Area Revenue	15%	10%
Total Non-GAAP Operating Margin	20%	10%
Individual Objectives (MiCORs)	—%	30%

Plan Targets
The Financial Metrics shall be set by the Company upon approval by its Board of Directors, in their sole discretion.

Payment Schedule
Incentives shall be earned for the applicable fiscal year and shall be paid in the quarter that follows the year for which the incentive is earned at the sole discretion and following approval of the Company’s Board of Directors.

General Provisions
A Plan Participant shall not assign nor give any part of an incentive to any agent, customer or representative of the customer, or any other person, as an inducement in obtaining an order. Unless expressly approved in advance by the CEO of the Company, a Plan Participant shall not accept any compensation from third parties related to sales of third party products or services made by the Company.
In the event that any Plan Participant compensated in accordance with this Plan owes any sum of money to the Company, including without limitation draw payments, charge backs, and travel advances, the Company shall have the right at any time to offset such obligations against the employee’s base salary, commissions, or bonuses.
The Company reserves the right without advance notice to:
1.Accept, reject, or cancel any order;
2.Make any adjustments or revisions to targets, structure, incentive rates, quotas, salaries, or any other matters pertaining to this Plan; and
3.Resolve, in its sole and absolute discretion, any matters of interpretation under the Plan and matters not covered by the provisions of the Plan.
4.Modify or terminate this Plan at any time.
The contents of this Plan are Company proprietary and confidential, and are not to be disclosed by any Plan Participant to any person who is not an employee of the Company. Any legal action brought concerning this Plan shall be brought only in the state or federal courts of the country in which the Plan Participant is employed and both parties submit to venue and jurisdiction in these courts. This Plan contains the entire agreement of the parties with respect to the matters addressed herein, and supersedes all other representations, statements and understandings concerning this subject matter.